EXHIBIT 11 — COMPUTATION OF EARNINGS PER SHARE

	Three Months Ended March 31,
(In thousands of dollars, except per share data)	2006	2005
Numerator:
Income before discontinued operations	$96,814	$67,118
Loss from discontinued operations, net	—	(19,236)

Net income	96,814	47,882

Effect of dilutive securities — none	—	—

Numerator for income before discontinued operations per common share — diluted	$96,814	$67,118
Numerator for discontinued operations, net per common share — diluted	—	(19,236)

Numerator for income before discontinued operations per common share — diluted	96,814	47,882
Denominator:
Weighted average common shares	518,139	559,528

Effect of dilutive securities:
Stock options and common stock warrants	677	1,428

Denominator for net income per common share — diluted	518,816	560,956

Net income (loss) per common share:
Income before discontinued operations — basic	$.19	$.12
Loss from discontinued operations, net — basic	—	(.03)

Basic	$.19	$.09

Income before discontinued operations — basic	$.19	$.12
Loss from discontinued operations, net — basic	—	(.03)

Diluted	$.19	$.09